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                                                                    EXHIBIT 23.2




The Board of Directors
Petroleum Helicopters, Inc.:

We consent to incorporation by reference in the registration statements No. 33-51617, No. 333-73854 and No. 333-02025 on Form S-8 of Petroleum Helicopters, Inc. of our report dated June 11, 1999, relating to the consolidated statements of operations, shareholders' equity, and cash flows of Petroleum Helicopters, Inc. and subsidiaries for the year ended April 30, 1999, and the related schedule, which report appears in the December 31, 2001, annual report on Form 10-K of Petroleum Helicopters, Inc. In Fiscal 1999, the Company adopted the method of accounting for computer software costs prescribed by Statement of Position 98-1.



/s/ KPMG LLP

New Orleans, Louisiana
March 22, 2002